Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Azul S.A. for the registration of debt securities and preferred shares and to the incorporation by reference therein of our report dated April 26, 2018, with respect to the consolidated financial statements of Azul S.A., included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG Auditores Independentes S.S.

São Paulo, Brazil

June 25, 2018